EXHIBIT 99.1
FOR IMMEDIATE RELEASE
November 1, 2007
APRIA HEALTHCARE GROUP INC. TO OFFER
SENIOR SUBORDINATED NOTES
     LAKE FOREST, CA...November 1, 2007...Apria Healthcare Group Inc. (NYSE:AHG) today announced that it is commencing an offering of $265 million aggregate principal amount of senior subordinated notes. Apria intends to use the net proceeds from the offering to pay a portion of the purchase price of its announced acquisition of Coram, Inc. (“Coram”). Apria’s acquisition of Coram is conditioned upon obtaining customary governmental and regulatory approvals and other standard closing conditions. Apria anticipates closing the acquisition in late November or early December after satisfaction of the closing conditions. The acquisition of Coram is not contingent on the issuance of the notes, as Apria has sufficient cash and availability under its revolving credit agreement to fund the full acquisition cost. Similarly, the financing is not contingent upon consummation of the acquisition. If the acquisition of Coram is not completed, Apria expects to use the net proceeds from the offering for general corporate purposes, which may include reducing outstanding indebtedness.
     The notes have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements. This news release does not constitute an offer to sell, or the solicitation of an offer to buy the notes, nor shall it constitute an offer, solicitation or sales in any jurisdiction in which such offer, solicitation or sale is unlawful.
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     Apria provides home healthcare products and services, including oxygen and respiratory equipment, home delivered respiratory medications, diabetic supplies and a broad range of home infusion therapies and medical equipment. With facilities in approximately 500 locations nationwide, Apria serves over 2 million patients annually throughout all 50 states. The Company is contracted with over 2,000 managed care organizations and serves patients covered by Medicare and Medicaid as well.
     This release may contain statements regarding anticipated future developments that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Results may differ materially as a result of the risk factors included in the Company’s filings with the Securities and Exchange Commission and other factors over which the Company has no control.
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